DMC Global Rejects Non-Binding Proposal from Steel Connect

Steel Connect proposal undervalues DMC and denies stockholders participation in the Company’s emerging value creation opportunity

Fourth quarter sales and adjusted EBITDA expected to exceed high end of guidance range and demonstrate stabilization of the Company

Broomfield, CO – February 12, 2025 – DMC Global Inc. (Nasdaq: BOOM) (“DMC” or the “Company”) today rejected a non-binding proposal from Steel Connect to acquire all of the outstanding shares of common stock of the Company, not already owned by Steel Connect, for $10.18 per share in cash (the “Proposal”).

DMC’s board of directors (the “Board”) considered the Proposal in consultation with its legal and financial advisors and in accordance with its fiduciary duties. After considerable review and deliberation, the Board determined the Proposal undervalues DMC’s business and its potential to drive future risk-adjusted value for all stockholders.

The reasons for the Board’s rejection of the non-binding Proposal include the following:

1.The Steel Connect Proposal fails to compensate stockholders for the turnaround at Arcadia and its long-term value creation potential. DMC recently recruited back Arcadia’s former president, Jim Schladen, to lead the business. With Mr. Schladen’s return, Arcadia has refocused on its core commercial operations while stabilizing and developing an improvement plan for its high-end residential products. As a regional architectural building products leader based in the Los Angeles metro area, Arcadia is uniquely positioned to participate in the long-term reconstruction of many neighborhoods destroyed by the recent wildfires in Southern California.

2.The Steel Connect Proposal fails to compensate stockholders for any cyclical improvement at DynaEnergetics and proactive steps taken during 2024 to strengthen the business. DynaEnergetics, the world’s leading supplier of factory-assembled well-perforating systems, is subject to cyclical downturns in the energy industry, which can temporarily overshadow otherwise strong operating fundamentals. Over the past several months, DynaEnergetics has made significant progress automating its North American manufacturing center, with cost benefits that will be largely realized in the first half of 2025. DynaEnergetics also has completed a substantial value engineering initiative for its flagship DynaStage system. These improvements will be particularly valuable in North America’s unconventional oil and gas industry, which favors technology leaders and is expected to benefit from an improved economic setting and more energy-friendly regulatory environment.

3.The Board believes Steel Connect has repeatedly attempted to advance its interests over those of DMC’s stockholders. Steel Connect has proposed an investment in DMC to fund its obligations under its Arcadia joint venture in exchange for shares of an identical preferred stock instrument and substantial representation on the Board. The Board determined that the terms proposed would destroy value for DMC stockholders and enable Steel Connect to gain effective control of DMC without paying an appropriate premium while diluting DMC’s stockholders. Rather than accepting Steel Connect’s terms, DMC successfully negotiated an extension of its obligations in respect of the “put option” under the Arcadia joint venture until no earlier than September 6, 2026, providing the Company with significant optionality to reduce debt for the benefit of all existing stockholders and refinance on potentially more favorable terms at the appropriate time.

4.DMC’s business is stabilizing, CEO search efforts are underway, and DMC’s value creation path is becoming clear. The Company expects fourth quarter sales and adjusted EBITDA to exceed the high end of its guidance range. The Board, with the assistance of a recognized executive search firm, commenced a process to recruit a new CEO for the long term. The Proposal undervalues DMC and its future value creation prospects. The Proposal would capture the upside of the important initiatives in progress or recently completed, that is due to all of the Company’s stockholders.

5.From the time of its initial proposal to acquire the Company for $16.50 per share, to the delivery of its latest proposal for $10.18 per share, Steel Connect has repeatedly demonstrated it is not serious about engaging in good faith with DMC. Despite the Company’s efforts to engage with Steel Connect, it has never submitted an actionable proposal to the Board. Steel Connect has received an extraordinary level of access and opportunity to conduct due diligence on DMC. Steel Connect’s claims to the contrary are factually inaccurate.

Stockholders are not required to take any action at this time.

Advisors
BofA Securities is acting as financial advisor to DMC. Womble Bond Dickinson (US) LLP and Richards, Layton & Finger, P.A. are acting as DMC’s legal advisors, Sodali & Co. is acting as its strategic stockholder advisor, and Gagnier Communications LLC is its strategic communications advisor.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company, including the expectation that fourth quarter sales and adjusted EBITDA will exceed the Company’s prior guidance range, the potential benefits of Arcadia’s improvement initiatives and its opportunities to participate in reconstruction efforts following the recent fires in Los Angeles, the cost benefits of DynaEnergetics’ automation and product redesign initiatives, and the potential benefits of a more energy-friendly regulatory environment. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:
Investors:
Geoff High
Vice President of Investor Relations
303-604-3924

Media:
Riyaz Lalani or Dan Gagnier
Gagnier Communications
416-305-1459
DMCGLOBAL@GAGNIERFC.COM